Exhibit 99.1

QUINCE THERAPEUTICS, INC., AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On May 18, 2026, Quince Therapeutics, Inc., a Delaware corporation (the “Company” or “Quince”), acquired Orphai Therapeutics, LLC (formerly Orphai Therapeutics, Inc., “Orphai”), a Delaware limited liability company and wholly owned subsidiary of Orphai Holdings Therapeutics, Inc., a Delaware corporation (“HoldCo”), in accordance with the terms of the Agreement and Plan of Merger, dated May 17, 2026 (the “Merger Agreement”), by and among the Company, Phoenix Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“First Merger Sub”), Phoenix Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), Orphai, and HoldCo. Pursuant to the Merger Agreement, First Merger Sub merged with and into HoldCo, pursuant to which HoldCo was the surviving corporation and became a wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, HoldCo merged with and into Second Merger Sub, pursuant to which Second Merger Sub was the surviving entity (together with the First Merger, the “Acquisition”).

Under the terms of the Merger Agreement, the Company issued to the stockholders of Orphai, among other things, an aggregate of 67,101.235 shares of Series C Non-Voting Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), each of which is convertible into 52 shares of common stock (after giving effect to the adjustment to the conversion ratio as a result of the Reverse Stock Split (as defined below and representing 3,489,281 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations), subject to certain conditions.

Concurrently with the acquisition of Orphai, on May 18, 2026, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with new and returning investors pursuant to which the Company issued and sold (i) an aggregate of 144,200.633 shares of Series C Preferred Stock, each share of which is convertible into 52 shares of Common Stock (after giving effect to the Reverse Stock Split and representing 7,498,447 shares on an as-converted-to-common basis and without giving effect to any beneficial ownership limitations, subject to certain conditions, at a price of $797.50 per share of Series C Preferred Stock and (ii) warrants to purchase 72,100.322 shares of Series C Preferred Stock (representing 3,749,231 shares of Common Stock on an as-converted to common basis, after giving effect to the Reverse Stock Split and without giving any effect to any beneficial ownership limitations) at an exercise price of $996.90 per share (collectively, the “PIPE Securities”), for aggregate upfront gross proceeds of approximately $115 million, with up to an additional approximately $72 million upon exercise of the warrants collectively, the “Financing”). The Financing closed on May 21, 2026.

Subject to the receipt of stockholder approval of the Company Stockholder Matters (as defined in the Merger Agreement), each share of Series C Preferred Stock will automatically convert into 52 shares of Common Stock (after giving effect to the Reverse Stock Split), subject to certain beneficial ownership limitations established by each holder. Additionally, if at any time after the earlier of (i) the approval of the Company Stockholder Matters or (ii) the date that is six months following the initial issuance date of the Series C Preferred Stock, the Company fails to deliver to the holders of the Series C Preferred Stock shares of Common Stock underlying such shares of Series C Preferred Stock, (other than in certain circumstances set forth in the Certificate of Designation, as defined below) the holders of the Series C Preferred Stock would be entitled to require the Company to settle such undelivered shares for cash in an amount equal to the fair value of such undelivered shares of Common Stock at such time, as described in the Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Stock (the “Certificate of Designation”).

The following unaudited pro forma condensed financial information presents the historical consolidated financial position of the Company, adjusted to give effect to the conversion of the Series C Preferred Stock into common stock (the “Conversion”) that will automatically occur three business days subsequent to the expected affirmative vote for stockholder approval of the Company Stockholder Matters and adjusted to give effect to the reclassification of the Series C Preferred Stock warrant liability to equity classification as a result of the Conversion. The unaudited pro forma condensed balance sheet gives pro forma effect to the Conversion as if it had been consummated on June 30, 2026.

The unaudited pro forma condensed financial information is based on the assumptions and adjustments described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed financial information.

The unaudited pro forma condensed financial information, including the notes thereto, should be read in conjunction with the financial statements of the Company and the Company’s management’s discussion and analysis of financial condition and results of operations included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the Securities and Exchange Commission (“SEC”) on August 14, 2026.

The Company effected a reverse stock split of our outstanding common stock and exchangeable shares at a ratio of 1-for-20, effective as of 11:59 p.m., Eastern Time, on June 29, 2026 (the “Reverse Stock Split”). The Company has reflected the reverse stock split herein, unless otherwise indicated.

QUINCE THERAPEUTICS, INC., AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2026

(in thousands, except share amounts)

		Transaction Accounting Adjustment
	June 30, 2026	Conversion	Note Reference		Pro Forma As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$115,981	$—			$115,981
Short-term investments	—	—			—
Prepaid expenses and other current assets	7,430	—			7,430

Total current assets	123,411	—			123,411

Property and equipment, net	506	—			506
Operating lease right-of-use assets	—	—			—
Intangible assets	—	—			—
Other assets	78	—			78

Total assets	$123,995	$—			$123,995

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,636	—			$4,636
Accrued expenses and other current liabilities	3,864	—			3,864

Total current liabilities	8,500	—			8,500
Warrant liabilities	6,292	(6,292)	(a	)	—
Other long-term liabilities	716	—			716

Total liabilities	15,508	(6,292)			9,216

Mezzanine equity:
Series C Preferred Stock	143,811	(143,811)	(b	)	—
Stockholders’ equity (deficit):
Preferred stock	—	—			—
Common stock	1	11	(b	)	12
Additional paid in capital	460,447	150,092	(a	), (b)	610,539
Accumulated other comprehensive income	4,255	—			4,255
Accumulated deficit	(500,027)	—			(500,027)

Total stockholders’ equity (deficit)	(35,324)	150,103			114,779

Total liabilities, mezzanine equity, and stockholders’ equity (deficit)	$123,995	$—			$123,995

Number of shares of Common stock outstanding	1,017,063	10,987,728	(a	)	12,004,791

QUINCE THERAPEUTICS, INC., AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Note 1. Transaction accounting adjustments for the Conversion

(a)

Reflects the expected reclassification of 83,064.827 shares of Series C Preferred Stock warrant liability to equity. As a result of the Conversion, the conditions requiring liability classification of the warrants are no longer present, and equity classification is appropriate. This results in an increase to additional paid-in capital and a decrease to the Series C Preferred Stock warrant liability of $6.3 million.

(b)

Reflects the expected conversion of 211,301.868 shares of Series C Preferred Stock into 10,987,728 shares of common stock that will automatically occur three business days subsequent to the expected affirmative vote for the Conversion. The transaction accounting adjustments reflecting the Conversion assumes the full conversion of all of the shares of Series C Preferred Stock and do not reflect the conversion of shares that are not expected to convert due to certain beneficial ownership limitations established by each holder based solely on the shares of Series C Preferred Stock beneficially owned by the holders thereof. The number of shares of Series C Preferred Stock that ultimately convert into shares of common stock may be more or less than our expectations.